EXECUTION COPY

                                              REVOLVING CREDIT AGREEMENT

                                                       dated as of December __, 2003

                                                                        between

                                            OUTBACK STEAKHOUSE JAPAN, KK

As Borrower

                                                                            and

                                                              SUNTRUST BANK

as Lender

TABLE OF CONTENTS

Section 2.1............ Revolving Loans and Revolving Credit Note                                                                               9

Section 2.2............ Procedure for Revolving Loans                                                                                                       9

Section 2.3............ Interest Elections............................................................................................................................ 10

Section 2.4............ Optional Reduction and Termination of Commitments                                                              10

Section 2.5............ Repayment of Revolving Loans                                                                                                    10

Section 2.9. .......... Computation of Interest and Fees                                                                                                 12

Section 2.10. ........ Inability to Determine Interest Rates                                                                                            12

Section 2.17. ........ International as Agent for the Borrower                                                                                      17

Section 2.18. ........ Currency Provisions....................................................................................................................... 17

ARTICLE III. CONDITIONS PRECEDENT TO REVOLVING  LOANS AND LETTERS OF CREDIT................................ 18

Section 3.1............ Conditions to Effectiveness                                                                                                           18

Section 4.2............ Organizational Power; Authorization                                                                                           19

Section 4.3............ Binding Effect.................................................................................................................................. 19

Section 4.4............ Compliance with Laws and Agreements                                                                                      19

ARTICLE V.  COVENANTS.......................................................................................................................................................... 20

Section 5.1............ Notice of Default............................................................................................................................. 20

Section 5.2............ Existence; Conduct of Business                                                                                                    20

Section 5.3............ Compliance with Laws, Etc.                                                                                                            20

Section 5.4............ Use of Proceeds and Letters of Credit.                                                                                         20

Section 5.5............ Additional Indebtedness.                                                                                                               20

Section 5.6............ Negative Pledge.............................................................................................................................. 20

Section 5.7............ Tax Filling with Japanese Government Authorities                                                                    20

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Section 7.3............ Expenses; Indemnification                                                                                                             24

Section 7.4............ Successors and Assigns.                                                                                                               25

Section 7.5............ Governing Law; Jurisdiction; Consent to Service of Process                                                  25

Section 7.6............ Waiver of Jury Trail........................................................................................................................ 26

Section 7.7............ Counterparts; Integration                                                                                                               26

Section 7.8............ Severability...................................................................................................................................... 26

Schedules

Schedule I                             -               Existing Letters of Credit

Exhibits

Exhibit A                                -               Revolving Credit Note

                Exhibit 2.2                              -               Form of Notice of Borrowing

                Exhibit 2.3                              -               Form of Notice of Continuation

                Exhibit B                                -               Guaranty Agreement

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REVOLVING CREDIT AGREEMENT

THIS REVOLVING CREDIT AGREEMENT (this "Agreement")is made and entered into as of December __, 2003, between OUTBACK STEAKHOUSE JAPAN, KK, a Japanese company  (the “Borrower”), and SUNTRUST BANK, a Georgia banking corporation (the "Lender").

                                                             W I T N E S S E T H:

WHEREAS,the Borrower has requested that the Lender establish a $10,000,000 revolving credit facility for multicurrency advances and letters of credit to the Borrower; and

WHEREAS, Outback Steakhouse, Inc., the ultimate parent of the Borrower, and various domestic subsidiaries of Outback Steakhouse, Inc. have agreed to guaranty the obligations of the Borrower under this Agreement; and

WHEREAS, subject to the terms and conditions of this Agreement, the Lender is willing to establish the requested revolving credit facility.

NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, the Borrower and the Lender agree as follows:

ARTICLE I

DEFINITIONS; CONSTRUCTION

Section 1.1.     Definitions.  In addition to the other terms defined herein, the following terms used herein shall have the meanings herein specified (to be equally applicable to both the singular and plural forms of the terms defined):

  “Adjusted LIBO Rate” shall mean, with respect to each Interest Period for a Eurocurrency Loan, the rate per annum obtained by dividing (i) LIBOR for such Interest Period by (ii) a percentage equal to 1.00 minus the Eurocurrency Reserve Percentage.

“Alternative Currency” shall mean (a) Yen and (b) with the prior written consent of the Lender, any other currency (other than Dollars) that is dealt with in the London interbank deposit market and is freely transferable and convertible into Dollars in the United States foreign exchange market.

                        “Applicable Margin” shall mean, on any date, the following percentages per annum determined by reference to the applicable Consolidated Total Debt/EBITDA Ratio of the Parent in effect on such date:

                        Pricing              Consolidated

                        Level                Total Debt/EBITDA Ratio         Eurocurrency Loans      Base Rate Loans

                                                                                                And Letters of Credit

                        I                       Less than or equal  to 1.0                       0.70%                     0.0%

                        II                      Greater than 1.0

                                                But equal to or less than 1.5                   0.825%                   0.0%

                        III                    Greater than 1.5                                                1.075%                         0.0%

                        On the Closing Date, the Applicable Margin shall be Pricing Level I. Thereafter, the Applicable Margin shall be determined in accordance with Section 2.06 of the Parent Credit Agreement, which Section is hereby incorporated by reference into this Agreement (including all terms defined within such Section).

                        “Applicable Facility Fee Rate” shall mean, on any date, the following percentages per annum determined by reference to the applicable Consolidated Total Debt/EBITDA Ratio of the Parent in effect on such date:

                        Pricing              Consolidated

                        Level                Total Debt/EBITDA Ratio                                 Facility Fee

                        I                       Less than or equal  to 1.0                                   0.145%

                        II                      Greater than 1.0

                                                But equal to or less than 1.5                               0.17%

                        III                    Greater than 1.5                                                            0.22%

                        On the Closing Date, the Applicable Facility Fee Rate shall be Pricing Level I. Thereafter, the Applicable Facility Fee Rate shall be determined in accordance with Section 2.07 of the Parent Credit Agreement, which Section is hereby incorporated by reference into this Agreement (including all terms defined within such Section).

                        “Availability Period” shall mean the period from the Closing Date to the Commitment Termination Date.

“Bank’s Correspondent” means, with respect to the distribution and payment of Eurocurrency Loans in Alternative Currencies, the financial institution in corresponding country designated by the Lender to act as its correspondent hereunder.

                          “Base Rate” shall mean the higher of (i) the per annum rate which the Lender publicly announces from time to time to be its prime lending rate, as in effect from time to time, and (ii) the

Federal Funds Rate, as in effect from time to time, plus one-half of one percent (0.50%). The Lender's prime lending rate is a reference rate and does not necessarily represent the lowest or best rate charged to customers.  The Lender may make commercial loans or other loans at rates of interest at, above or below the Lender's prime lending rate. Each change in the Lender’s prime lending rate shall be effective from and including the date such change is publicly announced as being effective.

                          “Business Day” means (a) for all purposes other than as set forth in clause (b) and (c) below, any day other than a Saturday, Sunday or legal holiday on which banks in Atlanta, Georgia are open for the conduct of their domestic and international commercial banking business, (b) with respect to all notices and determinations in connection with, and payments of principal and interest on, any Eurocurrency Loan, any day (i) that is a Business Day described in clause (a) and that is also a day for trading by and between banks in deposits for the currency (whether Dollars or an Alternative Currency) in which such Eurocurrency Loan is made in the London interbank market and (ii) in the case of Eurrocurrency Loans in an Alternative Currency, on which banks are open for the conduct of their domestic and international banking business in the place where Bank’s Correspondent is located.

                          “Change in Control” shall mean the occurrence of one or more of the following events: (a) Parent shall own at any time less than 100% of the voting capital stock of OSI International, Inc. or any other general partner of Outback Steakhouse International, L. P., (b) Parent shall own at any time less than a majority of the voting capital stock of Outback Steakhouse International, Inc. or any other limited partner of Outback Steakhouse International, L.P., (c) Outback Steakhouse International, Inc. or another Subsidiary of the Parent  shall own at any time less than a majority of the limited partnership interests of Outback Steakhouse International, L. P., (d) OSI International, Inc. or another wholly-owned Subsidiary of the Parent shall cease to be the general partner of Outback Steakhouse International, L.P., or (e) Outback Steakhouse International L. P. shall own at any time less than a majority of the voting capital stock or other ownership interest in the Borrower.

                        “Change in Law” shall mean (i) the adoption of any applicable law, rule or regulation after the date of this Agreement, (ii) any change in any applicable law, rule or regulation, or any change in the interpretation or application thereof, by any Governmental Authority after the date of this Agreement, or (iii) compliance by the Lender (or for purposes of Section 2.12(b), by the Lender’s holding company, if applicable) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement.

                        “Closing Date” shall mean the date on which the conditions precedent set forth in Section 3.1 and Section 3.2 have been satisfied or waived in accordance with Section 7.2.

“Commitment” shall mean the obligation of the Lender to make Revolving Loans (in Dollars or an Alternative Currency) to, and to issue Letters of Credit (in Dollars or an Alternative Currency) for the account of, the Borrower in an aggregate principal amount not exceeding the Dollar Equivalent of $10,000,000.

“Commitment Termination Date” shall mean the earliest of (i) December__, 2006, (ii) the date on which the Commitment is terminated pursuant to Section 2.4 and (iii) the date on which all amounts outstanding under this Agreement have been declared or have automatically become due and payable (whether by acceleration or otherwise).

                        “Consolidated Total Debt” shall have the meaning set forth in the Parent Credit Agreement.

“Default” shall mean any condition or event that, with the giving of notice or the lapse of time or both, would constitute an Event of Default.

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"Default Interest" shall have the meaning set forth in Section 2.7(b).

“Dollar Equivalent” shall mean on any date of determination (a) with respect to any amount expressed in an Alternative Currency, the equivalent in Dollars of such amount, determined by the Lender using the Exchange Rate and (b) with respect to any amount expressed in Dollars, such amount.

“Dollar(s)” and the sign "$" shall mean lawful money of the United States of America.

  “Domestic Subsidiary” shall mean any Subsidiary that is organized under the laws of any state or territory of the United States of America.

“EBITDA” shall have the meaning set forth in the Parent Credit Agreement.

“Eurocurrency” when used in reference to any Revolving Loan, means that  such Loan bears interest at a rate determined by reference to the Adjusted LIBO Rate.

"Eurocurrency Reserve Percentage" shall mean the aggregate of the maximum reserve percentages (including, without limitation, any emergency, supplemental, special or other marginal reserves) expressed as a decimal (rounded upwards to the next 1/100th of 1%) in effect on any day to which the Lender is subject with respect to the Adjusted LIBO Rate pursuant to regulations issued by the Board of Governors of the Federal Reserve System (or any Governmental Authority succeeding to any of its principal functions) with respect to eurocurrency funding (currently referred to as "eurocurrency liabilities" under Regulation D). Eurocurrency Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to the Lender under Regulation D.  The Eurocurrency Reserve Percentage shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Event of Default” shall have the meaning provided in Article VI.

“Excluded Taxes” shall mean with respect to the Lender or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (a) income or franchise taxes imposed on (or measured by) its net income by the United States of America, or by the jurisdiction under the laws of which such recipient is organized or in which its principal office is located or, in the case of the Lender, in which its applicable lending office is located and (b) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction in which the Borrower is located.

“Exchange Rate” shall mean, on any day with respect to an Alternative Currency, the rate at which such Alternative Currency may be exchanged into Dollars based upon the spot selling rate at which the Lender offers to sell such Alternative Currency in the New York foreign exchange market at approximately 11:00 a. m. for delivery two Business Days later.

“Existing Letters of Credit” shall mean the Letters of Credit issued by the Lender that are set forth in Schedule I attached hereto.

  “Federal Funds Rate” shall mean, for any day, the rate per annum (rounded upwards, if

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necessary, to the next 1/100th of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with member banks of the Federal Reserve System arranged by Federal funds brokers, as published by the Federal Reserve Bank of New York on the next succeeding Business Day or if such rate is not so published for any Business Day, the Federal Funds Rate for such day shall be the average rounded upwards, if necessary, to the next 1/100th of 1% of the quotations for such day on such transactions received by the Lender from three Federal funds brokers of recognized standing selected by the Lender.

                        “Governmental Authority” shall mean the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Guarantee” by any Person shall mean any obligation, contingent or otherwise, of  such

  Person directly or indirectly guaranteeing  any Indebtedness or other obligation of any other Person and without limiting the generality of the foregoing any obligation, direct or indirect, contingent or otherwise, of each Person  (i) to secure purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation (whether arising by virtue of partnership arrangements, by agreement to keep-well, to purchase assets, goods, securities or services, to provide collateral security, to take-or-pay, or to maintain financial statement conditions or otherwise), or  (ii) entered into for the purpose of assuring in any other manner the obligee of such Indebtedness or other obligation of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); provided, that the term "Guarantee" shall not include endorsements for collection or deposits in the ordinary course of business. The term “Guarantee” used as a verb has a corresponding meaning.

“Guarantors” shall mean, collectively, (a) the Parent, (b) Outback Steakhouse International, Inc. and (c) Outback Steakhouse International, L. P.

“Guaranty” shall mean the Guaranty Agreement executed by each of the Guarantors substantially in the form of Exhibit B hereto, either as originally executed or as it may be from time to time supplemented, modified, amended, renewed, extended or restated.

                        “Hedging Agreements” shall mean interest rate swap, cap or collar agreements, interest rate future or option contracts, currency swap agreements, currency future or option contracts, commodity agreements and other similar agreements or arrangements designed to protect against fluctuations in interest rates, currency values or commodity values.

                        “Indebtedness” of any Person shall mean, without duplication (i) all obligations of such Person for borrowed money, (ii) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (iii) all obligations of such Person to pay the deferred purchase price of property or services (other than trade payables incurred in the ordinary course of business, (iv) all obligations of such Person under any conditional sale or other title retention agreement(s) relating to property acquired by such Person, (v) all obligations of such Person as lessee under capital leases, (vi) all obligations, contingent or otherwise, of such Person in respect of letters of credit, bankers' acceptances or similar extensions of credit, (vii) all Indebtedness of others Guaranteed by such Person,  (viii) all Indebtedness of  others secured by any Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person, (ix) all obligations of such Person, contingent or otherwise, to purchase, redeem, retire or otherwise acquire for value any common stock of such Person,  (x) Off-

Balance Sheet Liabilities, and (xi) all obligations of such Person with respect to Hedging Agreements (valued as the termination value thereof computed in accordance with a method approved by the International Swap Dealers Association and agreed to by such Person in the applicable Hedging Agreement) .The Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture in which such Person is a general partner or a joint venturer, except to the extent that the terms of such Indebtedness provide that such Person is not liable therefor.

                        “Indemnified Taxes” shall mean Taxes other than Excluded Taxes.

                        “Interest Period” shall mean, with respect to any Eurocurrency Loan, a period of one, two, three or six months, as the Borrower may request; provided, that:

                        (i)         the initial Interest Period for any such Loan shall commence on the date of such Loan and each Interest Period occurring thereafter in respect of such Loan shall commence on the day on which the next preceding Interest Period expires;

            (ii)        if any Interest Period would otherwise end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day, unless such Business Day falls in another calendar month, in which case such Interest Period would end on the next preceding Business Day;

            (iii)       any Interest Period which begins on the last Business Day of a calendar month or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period shall end on the last Business Day of such calendar month; and

            (iv)       no Interest Period may extend beyond the Commitment Termination Date.

  “LC Disbursement” shall mean a payment made by the Lender pursuant to a Letter of Credit.

                        "LC Documents" shall mean the Letters of Credit and all applications, agreements and instruments relating to the Letters of Credit.

“LC Exposure” shall mean, at any time, the sum of (i) the Dollar Equivalent of the aggregate undrawn amount of all outstanding Letters of Credit at such time, plus (ii) the Dollar Equivalent of the aggregate amount of all LC Disbursements that have not been reimbursed by or on behalf of the Borrower at such time.

“Letters of Credit” shall mean (i) all Existing Letters of Credit and (ii) any letter of credit issued pursuant to Section 2.16 by the Lender for the account of any Borrower pursuant to the

Commitment.

“LIBOR” shall mean, for any applicable Interest Period with respect to any Eurocurrency Loan, the rate per annum for deposits in Dollars or an Alternative Currency, as the case may be, for a period equal to such Interest Period on that  page of the Telerate Screen, Reuters or Bloombergs which displays the British Bankers’ Association Interest Settlement Rates for deposits in Dollars or an Alternative Currency, as the case may be as of 11:00 a.m. (London, England time) on the day that is two

                                                             6

Business Days prior to the first day of the Interest Period, or if such page or service shall cease to be available, such other page or such other service (as the case may be) for the purpose of displaying British Bankers’ Association Interest Settlement Rates for Dollars or any Alternative Currency as the Lender, in its discretion, shall select; provided, that if the Lender determines that the relevant foregoing sources are unavailable for the relevant Interest Period, LIBOR shall mean the rate of interest determined by the Lender to be the average (rounded upward, if necessary, to the nearest 1/100th of 1%) of the rates per annum at which deposits in Dollars or an Alternative Currency, as the case may be, are offered to the Lender two (2) Business Days preceding the first day of such Interest Period by leading banks in the London interbank market as of 10:00 a. m. for delivery on the first day of such Interest Period and for the number of days comprised therein.

                        "Loan Documents" shall mean, collectively, this Agreement, the Revolving Note, the LC Documents, the Notice of Borrowing, the Guaranty, any Hedging Agreement entered into with the Lender in connection with the Revolving Loans, and any and all other instruments, agreements, documents and writings executed in connection with any of the foregoing.

“Loan Parties” shall mean collectively the Borrower and the Guarantors.

“Notice of Continuation”shall mean the notice given by the Borrower to the Lender in respect of the continuation of an outstanding Eurocurrency Loan as provided in Section 2.3(a) hereof.

                        “Notice of Borrowing” shall have the meaning as set forth in Section 2.2.

“Off-Balance Sheet Liabilities”of any Person shall mean (i) any repurchase obligation or liability of such Person with respect to accounts or notes receivable sold by such Person, (ii) any liability of such Person under any sale and leaseback transactions which do not create a liability on the balance sheet of such Person, (iii) any liability of such Person under any so-called "synthetic" lease transaction or (iv) any obligation arising with respect to any other transaction which is the functional equivalent of or takes the place of borrowing but which does not constitute a liability on the balance sheet of such Person.

“Obligations” shall mean all amounts owing by the Borrower to the Lender pursuant to or in connection with this Agreement or any other Loan Document, including without limitation, all principal, interest (including any interest accruing after the filing of any petition in bankruptcy or the commencement of any insolvency, reorganization or like proceeding relating to the Borrower, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding), all reimbursement obligations,  fees, expenses, indemnification and reimbursement payments, costs and expenses (including all fees and expenses of counsel to the Lender incurred pursuant to this Agreement or any other Loan Document), whether direct or indirect, absolute or contingent, liquidated or unliquidated, now existing or hereafter arising hereunder or thereunder, together with all renewals, extensions, modifications or refinancings thereof.

  “Other Taxes” shall mean any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.

“Parent” shall mean Outback Steakhouse, Inc., a Delaware corporation.

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“Parent Credit Agreement” shall mean the Credit Agreement dated as of December 21, 1999, among Parent, the Banks Listed Therein, Wachovia Bank, N. A., as Agent, and the Lender, as Syndication Agent.

“Participant” shall have the meaning set forth in Section 7.4(c).

  “Payment Office” shall mean the office of the Lender located at 303 Peachtree Street, N.E., Atlanta, Georgia 30308, or such other location as to which the Lender shall have given written notice to the Borrower.

  “Person” shall mean any individual, partnership, firm, corporation, association, joint venture, limited liability company, trust or other entity, or any Governmental Authority.

  “Regulation D” shall mean Regulation D of the Board of Governors of the Federal Reserve System, as the same may be in effect from time to time, and any successor regulations.

                        “Revolving Credit Note” shall mean a promissory note of the Borrower payable to the order of the Lender in the principal amount of the Commitment, in substantially the form of Exhibit A.

                         “Revolving Loan” shall mean a loan made by the Lender to the Borrower under the Commitment, which shall be a Eurocurrency Loan except for Base Rate Loans made pursuant to Section2.11 hereof.

                        “Subsidiary” shall mean, with respect to any Person (the “parent”), any corporation, partnership, joint venture, limited liability company, association or other entity the accounts of which would be consolidated with those of the parent in the parent's consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, partnership, joint venture, limited liability company, association or other entity (i) of which securities  or other ownership interests representing more than 50% of the equity  or more than 50% of the ordinary voting power, or in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, Controlled or held, or (ii) that is, as of such date, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent. Unless otherwise indicated, all references to "Subsidiary" hereunder shall mean a Subsidiary of the Borrower.

                         “Taxes” shall mean any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority.

                        “Yen” shall mean the lawful currency of Japan.

                        “Wachovia Credit Agreement” shall mean that certain credit agreement between the Borrower and Wachovia Bank, N. A. entered into substantially simultaneously herewith.

            Section 1.2.     Terms Generally.  The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words "include", "includes" and "including" shall be deemed to be followed by the phase "without limitation".  The word "will" shall be construed to have the same meaning and effect as the word "shall".  In the computation of periods of time

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  from a specified date to a later specified date, the word "from" means "from and including" and the word "to" means "to but excluding". Unless the context requires otherwise (i) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as it was originally executed or as it may from time to time be amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (ii) any reference herein to any Person shall be construed to include such Person's successors and permitted assigns, (iii) the words "hereof", "herein" and "hereunder" and words of similar import shall be construed to refer to this Agreement as a whole and not to any particular provision hereof, (iv) all references to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles, Sections, Exhibits and Schedules to this Agreement and (v) all references to a specific time shall be construed to refer to the time in the city and state of the Lender's principal office, unless otherwise indicated.

ARTICLE II

                                   AMOUNT AND TERMS OF THE COMMITMENT

            Section 2.1.     Revolving Loans and Revolving Credit Note.  (a) Subject to the terms and conditions set forth herein, the Lender agrees to make Revolving Loans to the Borrower from time to time during theAvailability Period, in an aggregate principal amount outstanding at any time that will not result in the sum of the Dollar Equivalent of the principal amount of Revolving Loans then outstanding plus the Dollar Equivalent of the outstanding LC Exposure to exceed the Commitment. During the Availability Period, the Borrower shall be entitled to borrow, prepay and reborrow Revolving Loans in accordance with the terms and conditions of this Agreement; provided, that the Borrower may not borrow or reborrow, or to issue or extend a Letter of Credit, should there exist a Default or Event of Default.

            (b)        The Borrower's obligation to pay the principal of, and interest on, the Revolving Loans shall be evidenced by the records of the Lender and by the Revolving Credit Note.  The entries made in such records and/or on the schedule annexed to the Revolving Credit Note shall be prima facie evidence of the existence and amounts of the obligations of the Borrower therein recorded;provided, that the failure or delay of the Lender in maintaining or making entries into any such record or on such schedule or any error therein shall not in any manner affect the obligation of the Borrower to repay the Revolving Loans (both principal and unpaid accrued interest) in accordance with the terms of this Agreement.

                        Section 2.2.     Procedure for Revolving Loans.  The Borrower shall give the Lender written notice (or telephonic notice promptly confirmed in writing) of each Revolving Loan substantially in the form of Exhibit 2.2 (a "Notice of Borrowing") prior to 11:00 a.m. three (3) Business Days prior to the requested date of each Eurocurrency Loan. Each Notice of Borrowing shall be irrevocable andshall specify  (i) the principal amount of the Revolving Loan, (ii) the proposed date of such Revolving Loan (which shall be a Business Day), (iii)the duration of the initial Interest Period applicable thereto (subject to the provisions of the definition of Interest Period), and (iv) whether such Revolving Loan shall be in Dollars or an Alternative Currency. The aggregate principal amount of each Eurocurrency Loan shall be not less than the Dollar Equivalent of $500,000or a larger multiple of the Dollar Equivalent of $100,000.  At no time shall the total number of Eurocurrency Loans outstanding at any time exceed five (5). Upon the satisfaction of the applicable conditions set forth in Article III hereof, (A) the Lender will make the proceeds of each Revolving Loan in Dollars available to the Borrower at the Payment Office on the date specified in the applicable Notice of Borrowing by crediting an account maintained by the Borrower with

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the Lender or at the Borrower’s option, by effecting a wire transfer of such amount to an account designated by the Borrower to the Lender or (B) the Lender will make the proceeds of each Revolving Loan in an Alternative Currency available to the Borrower on the date specified in the applicable Notice of Borrowing by crediting an account maintained by the Borrower with the Bank’s Correspondent  or at the Borrower’s option, by effecting a wire transfer of such amount from the Bank’s Correspondent to an account designated by the Borrower to the Lender.

                        Section 2.3.     Interest Elections.  (a) At the end of each Interest Period, the Borrower may elect to continue any Eurocurrency Loan for any Interest Period in the same currency in which such Loan was originally made. To make an election pursuant to this Section, the Borrower shall give the Lender prior written notice (or telephonic notice promptly confirmed in writing) of each Eurocurrency Loan (a "Notice of Continuation") that is to be continued prior to 11:00 a.m. three (3) Business Days prior to a continuation of such Eurocurrency Loan. Each such Notice of Continuation shall be irrevocable and shall specify (i) the Loan to which such Notice of Continuation applies; (ii) the effective date of the election made pursuant to such Notice of Continuation, which shall be a Business Day and (iii) the Interest Period applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of "Interest Period".

                        (b)        If, on the expiration of any Interest Period in respect of any Eurocurrency Loan, the Borrower shall have failed to deliver a Notice of Continuation, then, unless such Loan is repaid as provided herein, the Borrower shall be deemed to have elected an Interest Period of one month. If a Default or Event of Default exists on the last day of any Interest Period, the applicable Eurocurrency Loan may not be continued and shall be converted into a Revolving Loan accruing interest at the Base Rate, unless the Lender shall have otherwise consented in writing.

            Section 2.4.     Optional Reduction and Termination of Commitment.

            (a)        Unless previously terminated, the Commitment shall terminate on the Commitment Termination Date.

                        (b)        Upon at least two (2) Business Days' prior written notice (or telephonic notice promptly confirmed in writing) to the Lender (which notice shall be irrevocable), the Borrower may reduce the Commitment in part or terminate the Commitment in whole; provided, that (i) any partial reduction pursuant to this Section 2.5 shall be in an amount of at least $500,000and any larger multiple of $100,000, and (ii) no such reduction shall be permitted which would reduce the Commitment (after giving effect thereto and any concurrent prepayments made under Section 2.6) to an amount less than the Dollar Equivalent of the outstanding Revolving Loans plus the Dollar Equivalent of the outstanding LC Exposure.

                        Section 2.5.     Repayment of Revolving Loans. The outstanding principal amount of all Revolving Loans shall be due and payable (together with accrued and unpaid interest thereon) on the Commitment Termination Date.

                        Section 2.6.     Prepayments.  (a) Optional. The Borrower shall have the right at any time and from time to time to prepay any Revolving Loan, in whole or in part, without premium or penalty, by giving irrevocable written notice (or telephonic notice promptly confirmed in writing) to the Lender no later  than 11:00 a.m. not less than two (2) Business Days prior to any such prepayment. Each such notice shall be irrevocable and shall specify the proposed date of such prepayment and the principal amount of each Revolving Loan or portion thereof to be prepaid.  Such amount shall be due and payable on the date designated in such notice, together with accrued interest to such date on the amount so prepaid in accordance with Section 2.8(a); provided, that if a Eurocurrency Loan is prepaid on a date other than the last day of an Interest Period applicable thereto, the Borrower shall also pay all amounts required pursuant to Section 2.14.

                        (b) Mandatory. If  at any time the sum of the Dollar Equivalent of the aggregate principal amount of outstanding Revolving Loans and LC Exposure  exceeds the Commitment, the Lender shall the notify the Borrower that a prepayment is required under this Section 2.6 (b), and  the Borrower agrees to repay Revolving Loans and/or cash collateralize the LC Exposure within one Business Day of such notice so that, after giving effect to such payments, the sum of the Dollar Equivalent of the aggregate principal amount of outstanding Revolving Loans and the Dollar Equivalent of the outstanding LC Exposure does not exceed the Commitment. Each such prepayment shall be accompanied by a payment of all accrued and unpaid interest on the Revolving Loans prepaid and any applicable breakage fees and funding losses pursuant to Section 2.13.

                        Section 2.7.     Interest on Loans.

                        (a)        The Borrower shall pay interest on each Eurocurrency Loan at the Adjusted LIBO Rate for the applicable Interest Period in effect for such Loan, plus the Applicable Margin in effect from time to time.

(b)        While an Event of Default exists or after acceleration, at the option of the Lender, the Borrower shall pay interest ("Default Interest") with respect to all Eurocurrency Loans at the rate otherwise applicable for the then-current Interest Period plus an additional 2% per annum until the last day of such Interest Period, and thereafter, and with respect to all other Obligations hereunder (other than Loans), at an all-in rate in effect for Base Rate Loans, plus an additional 2% per annum.

                        (c)        Interest on the principal amount of all Revolving Loans shall accrue from and including the date such Revolving Loans are made to but excluding the date of any repayment thereof.

Interest on all outstanding Eurocurrency Loans shall be payable on the last day of each Interest Period applicable thereto, and, in the case of any Eurocurrency Loans having an Interest Period in excess of three months, on each day which occurs every three months after the initial date of such Interest Period, and on the Commitment Termination Date.  All Default Interest shall be payable on demand.

                        (d)        The Lender shall determine each interest rate applicable to the Revolving Loans hereunder and shall promptly notify the Borrower of such rate in writing (or by telephone, promptly confirmed in writing).  Any such determination shall be conclusive and binding for all purposes, absent manifest error.

            Section 2.8.     Fees.  (a)Facility Fee. The Borrower agrees to pay to the Lender a facility fee which shall accrue at the Applicable Facility Fee Rate  (determined in the same manner as Section 2.07 of the Parent Credit Agreement) on the daily amount of the Commitment (whether used or unused) during the Availability Period; provided, that if the Lender continues to have any Revolving Loans or LC Exposure outstanding after the Commitment Termination Date, then the facility fee shall continue to accrue on the daily amount of such outstanding Revolving Loans and/or LC Exposure from and after the Commitment Termination Date to the date that all of the Lender’s outstanding Revolving Loans and/or LC Exposure have been paid in full.

                        (b)        Letter of Credit Fee. The Borrower agrees to pay to the Lender a letter of credit fee equal to the Applicable Margin for Eurocurrency Loanson the average daily amount of the Lender’s

LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) attributable to such Letter of Credit during the period from and including the date of issuance of such Letter of Credit to but excluding the date on which such Letter expires or is drawn in full (including without limitation any LC Exposure that remains outstanding after the Commitment Termination Date), as well as the Lender’s standard fees with respect to  issuance, amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder.

                        (c)        Closing Fee. The Borrower shall pay to the Lender a closing fee equal to 0.10% multiplied by the Commitment.

Administration Fee. The Borrower shall pay to the Lender an administration fee equal to 0.03% p.a. multiplied by the Commitment.

Payments.  The closing fee shall be due and payable on the Closing Date. Accrued facility fees shall be payable quarterly in arrears on the last Business Day of each March, June, September and December, commencing on December 31, 2003, and on the Commitment Termination Date; provided, that any facility fees accruing after Commitment Termination Date shall be payable on demand. Accrued letter of credit fees and administration fees shall be payable semi-annually in arrears on the last Business Day of each June and December, and on the Commitment Termination Date. All fees shall be paid in Dollars.

                        Section 2.9.     Computation of Interest and Fees.  All computations of interest and fees hereunder shall be made on the basis of a year of 360 days for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest or fees are payable (to the extent computed on the basis of days elapsed); provided, that interest shall be calculated on an actual over 365-day basis on all Eurocurrency Loans in an Alternative Currency in which the market practice in such currency is to use a 365-day basis.   Each determination by the Lender of an interest amount or fee hereunder shall be made in good faith and, except for manifest error, shall be final, conclusive and binding for all purposes.

                        Section 2.10.  Inability to Determine Interest Rates.  If prior to the commencement of any Interest Period for any Eurocurrency Loan,  the Lender shall have determined (which determination shall be conclusive and binding upon the Borrower) that (i) by reason of circumstances affecting the relevant interbank market, adequate means do not exist for ascertaining LIBOR for the currency of such Eurocurrency Loan or for such Interest Period, or (ii) the Adjusted LIBO Rate for the currency of such Eurocurrency Loan does not adequately and fairly reflect the cost to the Lender of making, funding or maintaining such  Eurocurrency Loan  in such currency for such Interest Period, the Lender shall give written notice (or telephonic notice, promptly confirmed in writing) to the Borrower as soon as practicable thereafter. Until the Lender notifies the Borrower that the circumstances giving rise to such notice no longer exist, (i) the obligation of the Lender to make Eurocurrency Loans in the affected currency or to continue any outstanding Eurocurrency Loans in the affected currency shall be suspended and  (ii) all Eurocurrency Loans in the affected currency shall be converted into Base Rate Loans on the last day of the then current Interest Period applicable thereto unless the Borrower prepays such Eurocurrency Loans in accordance with this Agreement.

                          Section 2.11.              Illegality.  If any Change in Law shall make in unlawful or impossible for the Lender to make, maintain or fund any Eurocurrency Loan in any currency, the Lender shall promptly give notice thereof to the Borrower, whereupon, until the Lender notifies the Borrower that the circumstances giving rise to such suspension no longer exist, the obligation of the Lender to make Eurocurrency Loans in such currency, or to continue outstanding Eurocurrency Loans in such currency, shall be suspended.  At the request of the Borrower, the Lender may, in its sole discretion,  make such requested Revolving Loan as a Base Rate Loan or if the affected Eurocurrency Loan is then outstanding, such Loan shall be converted to a Base Rate Loan either (i) on the last day of the then current Interest Period applicable to such Eurocurrency Loan if such Lender may lawfully continue to maintain such Loan to such date or (ii) immediately if the Lender shall determine that it may not lawfully continue to maintain such Eurocurrency Loan to such date.

            Section 2.12.   Increased Costs.

If any Change in Law shall:

                        (i)         impose, modify or deem applicable any reserve, special deposit or similar requirement that is not otherwise included in the determination of the Adjusted LIBO Rate hereunder against assets of, deposits with or for the account of, or credit extended by, the Lender (except any such reserve requirement reflected in the  Adjusted LIBO Rate); or

            (ii)        impose on the Lender or the eurocurrency interbank market any other condition affecting this Agreement  or any Eurocurrency Loans made by the Lender; and the result of the foregoing is to increase the cost to the Lender of making, continuing or maintaining a Eurocurrency Loan or to increase the cost to the Lender of issuing any Letter of Credit  or to reduce the amount received or receivable by the Lender hereunder (whether of principal, interest or any other amount), then the Borrower shall promptly pay, upon written notice from and demand by the Lender, within five Business Days after the date of such notice and demand, additional amount or amounts sufficient to compensate the Lender for such additional costs incurred or reduction suffered.

            (b)        If the Lender shall have determined that on or after the date of this Agreement any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on the Lender's capital (or on the capital of the Lender's parent corporation) as a consequence of its obligations hereunder or under or in respect of any Letter of Credit to a level below that which the Lender or the Lender's parent corporation could have achieved but for such Change in Law (taking into consideration the Lender's policies or the policies of the Lender's parent corporation with respect to capital adequacy) then, from time to time, within five (5) Business Days after receipt by the Borrower of written demand by the Lender, the Borrower shall pay to the Lender such additional amounts as will compensate the Lender or the Lender's parent corporation for any such reduction suffered.

              (c)       A certificate of the Lender setting forth the amount or amounts necessary to compensate the Lender or its parent corporation, as the case may be, specified in paragraph (a) or (b)  of this Section shall be delivered to the Borrower and  shall be conclusive, absent manifest error.  The Borrower shall pay the Lender such amount or amounts within 10 days after receipt thereof.

                          (d)       Failure or delay on the part of the Lender to demand compensation pursuant to this Section shall not constitute a waiver of the Lender's right to demand such compensation.

            Section 2.13.  Funding Indemnity.  In the event of (a) the payment of any principal of a Eurocurrency Loan other than on the last day of the Interest Period applicable thereto (including as a result of an Event of Default), (b) the continuation of a Eurocurrency Loan other than on the last day of the Interest Period applicable thereto, or (c) the failure by the Borrower to borrow, prepay, or continue any Eurocurrency Loan on the date specified in any applicable notice (regardless of whether such notice is withdrawn or revoked), then, in any such event,  the Borrower shall compensate the Lender, within five (5) Business Days after written demand from the Lender,  for any loss, cost or expense attributable to such event. A certificate as to any additional amount payable under this Section 2.14 submitted to the Borrower by the Lender shall be conclusive, absent manifest error.

            Section 2.14.               Payments Generally.

                        The Borrower shall make each payment required to be made by it hereunder (whether of principal, interest, fees or reimbursement of LC Disbursements, or of amounts payable under Section 2.12, 2.13 or 2.15, or otherwise) prior to 1:00 p. m. (Atlanta, Georgia time in case of Dollars and in case of an Alternative Currency, local time in the city in which the Bank’s Correspondent is located), on the date when due, in immediately available funds, without set-off or counterclaim. Any amounts received after such time on any date may, in the discretion of the Lender, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon.  All such payments shall be made to the Lender at its Payment Office in the case of Dollars and at the Bank’s Correspondent in the case of an Alternative Currency.  If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be made payable for the period of such extension.  All payments hereunder shall be made in the same currency in which the underlying obligation is denominated.

            Section 2.15.  Taxes.

                        (a)        Any and all payments by or on account of any obligation of the Borrower hereunder shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes; provided, that if the Borrower shall be required to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section), the Lender shall receive an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions and (iii) the Borrower shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

(b)        In addition, the Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

            (c)        The Borrower shall indemnify the Lender, within five (5) Business Days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by the Lender on or with respect to any payment by or on account of any obligation of the Borrower hereunder (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to the Borrower by the Lender shall be conclusive absent manifest error.

                        (d)        As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower to a Governmental Authority, the Borrower shall deliver to the Lender the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Lender.

Section 2.16.     Letters of Credit.

                        (a)        During the Availability Period, the Lender agrees to issue, at the request of the Borrower, Letters of Credit in Dollars or any Alternative Currency for the account of the Borrower on the terms and conditions hereinafter set forth; provided, that (i) each Letter of Credit shall expire on the earlier of (A) the date one year after the date of issuance of such Letter of Credit (or in the case of any renewal or extension thereof, one year after such renewal or extension) and (B) the date that is five (5) Business Days prior to the Commitment Termination Date; (ii) each Letter of Credit shall be in a stated amount of at least the Dollar Equivalent of $100,000 and (iii) the Borrower may not request any Letter of Credit, if, after giving effect to such issuance, the Dollar Equivalent of the LC Exposure, plus the Dollar Equivalent of the outstanding Revolving Loans would exceed the Commitment.  All Existing Letters of Credit shall be deemed to have been issued pursuant to this Section 2.16.

                        (b)        To request the issuance of a Letter of Credit (or any amendment, renewal or extension of an outstanding Letter of Credit), the Borrower shall give the Lender irrevocable written notice at least three (3) Business Days prior to the requested date of such issuance specifying the date (which shall be a Business Day) such Letter of Credit is to be issued (or amended, extended or renewed, as the case may be), the expiration date of such Letter of Credit, the amount and currency of such Letter of Credit, the name and address of the beneficiary  thereof and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit. In addition to the satisfaction of the conditions in Article III, the issuance of such Letter of Credit (or any amendment which increases the amount of such Letter of Credit) will be subject to the further conditions that such Letter of Credit shall be in such form and contain such terms as the Lender shall approve and that the Borrower shall have executed and delivered any additional applications, agreements and instruments relating to such Letter of Credit as the Lender shall reasonably require; provided, that in the event of any conflict between such applications, agreements or instruments and this Agreement, the terms of this Agreement shall control.

                        (c)        The Lender shall examine all documents purporting to represent a demand for payment under a Letter of Credit promptly following its receipt thereof.  The Lender shall notify the Borrower of such demand for payment and whether the Lender has made or will make a LC Disbursement thereunder; provided, that any failure to give or delay in giving such notice shall not relieve the Borrower of its obligation to reimburse the Lender with respect to such LC Disbursement. The Borrower shall be irrevocably and unconditionally obligated to reimburse the Lender for any LC Disbursements paid by the Lender in respect of such drawing, without presentment, demand or other formalities of any kind.

If any Event of Default shall occur and be continuing, on the Business Day that the Borrower receives notice from the Lender demanding the deposit of cash collateral pursuant to this paragraph, the Borrower shall deposit in an account with the Lender, in the name of the Lender and for the benefit of the Lender, an amount in cash equal to the LC Exposure (and in the same currency as such LC Exposure) as of such date plus any accrued and unpaid interest thereon; provided, that the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, with demand or notice of any kind, upon the occurrence of any Event of Default with respect to the Borrower described in clause (g) or (h) of Section 6.1.  Such deposit shall be held by the Lender as collateral for the payment and performance of the obligations of the Borrower under this Agreement. The Lender shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account. Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Lender and at the Borrower's risk and expense, such deposits shall not bear interest.  Interest and profits, if any, on such investments shall accumulate in such account.  Moneys in such account shall applied by the Lender to reimburse itself for LC Disbursements for which it had not been reimbursed and to the extent so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrower for the LC Exposure at such time or, if the maturity of the Revolving Loans has been accelerated, be applied to satisfy other obligations of the Borrower under this Agreement.  If the Borrower is required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not so applied as aforesaid) shall be returned to the Borrower with three Business Days after all Events of Default have been cured or waived.

            (e)        The Borrower's obligation to reimburse LC Disbursements hereunder shall be absolute, unconditional and irrevocable and shall be performed strictly in accordance with the terms of this Agreement under all circumstances whatsoever and irrespective of any of the following circumstances:

                                     (i)         Any lack of validity or enforceability of any Letter of Credit or this Agreement;

                                    (ii)        The existence of any claim, set-off, defense or other right which the Borrower may have at any time against a beneficiary or any transferee of any Letter of Credit (or any Persons or entities for whom any such beneficiary or transferee may be acting), the Lender or any other Person, whether in connection with this Agreement or the Letter of Credit or any document related hereto or thereto or any unrelated transaction;

                                    (iii)       Any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect;

                                    (iv)       Payment by the Lender under a Letter of Credit against presentation of a draft or other document to the Lender that does not comply with the terms of such Letter of Credit;

                                    (v)        Any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrower's obligations hereunder; or

            (vi)       The existence of a Default or an Event of Default.

Neither the Lender nor any Related Party of the Lender shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to above), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence  arising from causes beyond the control of the Lender; provided, that the foregoing shall not be construed to excuse the Lender from liability to the Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable law) suffered by the Borrower that are caused by the Lender's failure to exercise care when determining whether drafts or other documents presented under a Letter of Credit comply with the terms thereof.  The parties hereto expressly agree, that in the absence of gross negligence or willful misconduct on the part of the Lender (as finally determined by a court of competent jurisdiction), the Lender shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented that appear on their face to be in substantial compliance with the terms of a Letter of Credit, the Lender may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

(f)        Each Letter of Credit shall be subject to the Uniform Customs and Practices for Documentary Credits (1993 Revision), International Chamber of Commerce Publication No.500, as the same may be amended from time to time, and, to the extent not inconsistent therewith, the governing law of this Agreement set forth in Section 7.5.

Section 2.17.   International as Agent for the Borrower.      The Borrower hereby irrevocably appoints and authorizes Outback Steakhouse International, L. P. (acting through the authorized officers of its general partner, OSI International, Inc. (in such capacity, “International”))  to take such action and deliver and receive notices hereunder (including without limitation all Notices of Borrowing and Notices of Continuation) as agent on its behalf and to exercise such powers under this Agreement as delegated to it by the terms hereof, together with all such powers as are reasonably incidental thereto.  In furtherance of and not in limitation of the foregoing, for administrative convenience of the parties hereto, the Lender shall send all notices and communications to be sent to the Borrower solely to International and may rely solely upon International to receive all such notices and other communications for and on behalf of the Borrower.  No Person other than International may act as agent for the Borrower without the written consent of the Lender.

                        Section 2.18.   Currency Provisions.   All payments hereunder shall be made in Dollars or an Alternative Currency, as the case may be, based on the currency in which a Revolving Loan is made or in which a Letter of Credit is issued.  Such requirement is of the essence hereof.  If payment is not made in the currency due under this Agreement (the “Contractual Currency”) or if any court or tribunal shall render a judgment or order for the payment of amounts due hereunder, under the Revolving Note or under any Letter of Credit and such judgment is expressed in a currency other than the Contractual Currency, the Borrower shall indemnify and hold the Lender harmless against any deficiency incurred by the Lender with respect to the amount received by the Lender to the extent the rate of exchange at which the Contractual Currency is convertible into the currency actually received or the currency in which the judgment is expressed (the “Received Currency”) is not the reciprocal of the rate of exchange at which the Lender would be able to purchase the Contractual  Currency with the Received Currency, in each case on the Business Day following receipt of the Received Currency in accordance with normal banking procedures.  If the court or tribunal has fixed the date on which the rate of exchange is determined for the conversion of the judgment currency into the Contractual Currency (the “Conversion Date”) and if there is a change in the rate of exchange prevailing betweenthe Conversion Date and the date of receipt by the Lender, then the Borrower will, notwithstanding such judgment or order, pay such additional amount (if any) as may be necessary to ensure that the amount paid in the Received Currency when converted at the rate of exchange prevailing on the date of receipt will produce the amount then due to the Lender from the Borrower hereunder in the Contractual Currency.

                                                                   ARTICLE III

       CONDITIONS PRECEDENT TO REVOLVING LOANS AND LETTERS OF CREDIT

                        Section 3.1.     Conditions To Effectiveness. The obligations of the Lender to make the initial Revolving Loan and to issue Letters of Credit hereunder (other than the Existing Letters of Credit) is subject to the receipt by the Lender of the following documents in form and substance reasonably satisfactory to the Lender:

                        (a)        this Agreement duly executed and delivered by the Borrower;

                        (b)        a duly executed Revolving Credit Note;

                        (c)        a duly executed Guaranty;

                        (d)        a certificate of the Secretary or Assistant Secretary of each Loan Party, attaching and certifying copies of its bylaws and of the resolutions of its boards of directors (or similar governing body), authorizing the execution, delivery and performance of the Loan Documents to which it is a party and certifying the name, title and true signature of each officer of such Loan Party executing the Loan Documents to which it is a party;

                        (e)        certified copies of the articles of incorporation or other charter documents of each Loan Party,  together with certificates of good standing or existence, as may be available from the Secretary of State (or other appropriate Governmental Authority) of the jurisdiction of incorporation of such Loan Party;

                        (f)        a favorable written opinion of Joseph J. Kadow, the General Counsel of the Parent, addressed to the Lender, and covering such matters relating to the Guarantors, the Guaranty and OSI International, Inc. as the Lender shall reasonably request;

                       (g)        A certificate of a duly authorized officer of Parent certifying that on and as of the date hereof no Default or Event of Default exists under the Parent Credit Agreement;

                        (h)        a duly executed Notice of Borrowing, if applicable;

a duly executed funds disbursement agreement;

the Dollar Equivalent of the face amount of the Existing Letters of Credit shall equal not more than $10,000,000.00.

.                       Section 3.2.      Each Credit Event.   The obligation of the Lender to make any Revolving Loan or to issue, amend, renew or extend any Letter of Credit is subject to the satisfaction of the following conditions:

                        (a)        at the time of and immediately after giving effect to such Revolving Loan or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, no Default or Event of

Default shall exist; and

                        (b)        all representations and warranties of each Loan Party set forth  in the Loan Documents shall be true on and as of the date of such Revolving Loan or the date of issuance, amendment, extension or renewal  of such Letter of Credit, in each case before and after giving effect thereto;

                        (c)        the Lender shall have received such other documents, certificates, information or legal opinions as it may reasonably request, all in form and substance reasonably satisfactory to the Lender, including without limitation prior to the issuance of each Letter of Credit under the Commitment, the Lender's standard application form for letters of credit.

            The making of each Revolving Loan and each issuance, amendment, extension or renewal of any Letter of Credit shall be deemed to constitute a representation and warranty by the Borrower on the date thereof as to the matters specified in paragraphs (a) and (b) of this Section 3.2.

ARTICLE IV

                                          REPRESENTATIONS AND WARRANTIES

The Borrower represents and warrants to the Lender as follows:

            Section 4.1.     Existence; Power. The Borrower  (a) is duly organized, validly existing and in good standing as a corporation under the laws of Japan, (b) has all requisite corporate power and authority to carry on its business as now conducted, and (c) is duly qualified to do business, and is in good standing, in Japan.

            Section 4.2.     Organizational Power; Authorization.  The execution, delivery and performance by the Borrower of this Agreement and the other Loan Documents  to which it is a party (a) are within the Borrower’s organizational powers, (b) have been duly authorized by all necessary organizational action, (c) require no action by or in respect of, or filing with, any Governmental Authority (except the filing of the proper documentation with the appropriate Japanese Governmental Authority with respect to Japanese withholding taxes), (d) do not contravene, or constitute a default under, any provision of any applicable law or regulation or of the organizational documents of the Borrower or of any agreement, judgment, injunction, order, decree or other instrument binding upon the Borrower, and (e) do not result in the creation or imposition of any Lien on any asset of the Borrower.

            Section 4.3.     Binding Effect. This Agreement has been duly executed and delivered by the  Borrower, andconstitutes, and each other Loan Document to which the Borrower is a party, when executed and delivered by the Borrower, will constitute, valid and binding obligations of the Borrower, enforceable against it in accordance with their respective terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws affecting the enforcement of creditors' rights generally and by general principles of equity.

            Section 4.4.     Compliance with Laws and Agreements.  The Borrower is in compliance with (a) all applicable laws, rules, regulations and orders of any Governmental Authority, and (b) all indentures, agreements or other instruments binding upon it or its properties.

                                                                    ARTICLE V

                                                                  COVENANTS

The Borrower covenants and agrees that so long as the Commitment is outstanding or the principal of and interest on any Revolving Loan or any fee or any LC Disbursement remains unpaid or any Letter of Credit remains outstanding:

                        Section 5.1.     Notices of Default and Borrower Indebtedness.  The Borrower will furnish to the Lender (a) prompt written notice of the occurrence of any Default or Event of Default and (b) within 45 days after the end of each fiscal year, a certificate of the chief financial officer of International certifying the amount of Indebtedness (expressed in Dollars) of the Borrower at the end of such fiscal year and certifying compliance with Section 5.5(a)(iv).

            Section 5.2.     Existence; Conduct of Business.  The Borrower will do or cause to be done all things necessary to preserve, renew and maintain in full force and effect its legal existence and its respective rights, licenses, permits, privileges, franchises, patents, copyrights, trademarks and trade names material to the conduct of its business and will continue to engage in the same business as presently conducted or such other businesses that are reasonably related thereto.

            Section 5.3.     Compliance with Laws, Etc.The Borrower will comply in all material respects with all laws, rules, regulations and requirements of any Governmental Authority applicable to its assets.

                        Section 5.4.     Use of Proceeds and Letters of Credit.  The Borrower will use the proceeds of all Revolving Loans to finance working capital needs and for other general corporate purposes of the Borrower. No part of the proceeds of any Revolving Loan will be used, whether directly or indirectly, for any purpose that would violate any rule or regulation of the Board of Governors of the Federal Reserve System, including Regulations T, U or X.  All Letters of Credit will be used for general corporate purposes.

            Section 5.5.     Additional Indebtedness.  (a) The Borrower will not incur any Indebtedness other than (i) the Indebtedness under this Agreement, (ii) the Indebtedness under the Wachovia Credit Agreement, (iii) any Hedging Agreements entered into in connection with either of the agreements referenced in subparagraphs (i) and (ii) above, and (iv) unsecured Indebtedness from local Japanese banks which, when added to the amount of Indebtedness outstanding under the facilities referenced in subparagraphs (i) and (ii) above does not exceed $30,000,000.

            (b)   The Borrower will not amend or otherwise modify the Wachovia Credit Agreement the effect of which would be to make the terms therein more favorable than the terms hereunder.

            Section 5.6.     Negative Pledge.  The Borrower will not create, incur, assume or suffer to exist any lien, security interest or other type of encumbrance on any of its assets or property now owned or hereafter acquired.

                                                20

Section 5.7      Tax Filing with Japanese Governmental Authorities. Prior toend of the first Interest Period relating to the initial Revolving Loan, the Borrower shall provide the Lender with evidence satisfactory to the Lender that the Borrower has filed an "Application Form for Income Tax Convention" with the appropriate Japanese Governmental Authority.

ARTICLE VI

                                                          EVENTS OF DEFAULT

Section 6.1.     Events of Default.  If any of the following events (each an "Event of Default") shall occur:

                        (a)        the Borrower shall fail to pay any principal of any Revolving Loan or of any reimbursement obligation in respect of any LC Disbursement when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment or otherwise; or

                        (b)        the Borrower shall fail to pay any interest on any Revolving Loan or any fee or any other amount (other than an amount payable under clause (a) of this Article) payable under this Agreement or any other Loan Document, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of three (3) Business Days; or

            (c)        any representation or warranty made or deemed made by or on behalf of the Borrower or any other  Loan Party in or in connection with this Agreement or any other Loan Document (including the Schedules attached thereto) and any amendments or modifications hereof or waivers hereunder, or in any certificate, report, financial statement or other document submitted to the Lender by any Loan Party or any representative of any Loan Party pursuant to or in connection with this Agreement or any other Loan Document shall prove to be incorrect when made or deemed made or submitted; or

            (d)        any Loan Party shall fail to observe or perform any covenant or agreement contained in any Loan Document; or

            (e)        the occurrence of any “Event of Default” under the Parent Credit Agreement;

            (f)        the occurrence of any "Default" or "Event of Default" under the Wachovia Credit Agreement; or

            (g)        any Loan Party shall (i) commence a voluntary case or other proceeding or file any petition seeking liquidation, reorganization or other relief under any federal, state or foreign bankruptcy, insolvency or other similar law now or hereafter in effect  or seeking the appointment of a custodian, trustee, receiver, liquidator or other similar official of it or any substantial part of its property, (ii) consent to the institution of , or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (i) of this Section, (iii) apply for or consent to the appointment of a custodian, trustee, receiver, liquidator or other similar official for such Loan Party or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors, or (vi) take any action for the purpose of effecting  any of the foregoing; or

                        (h)        an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of any Loan Party or its debts, or any substantial part of its assets,  under any federal, state or foreign bankruptcy, insolvency or other similar law now or hereafter in effect  or (ii) the appointment of a custodian, trustee, receiver, liquidator or other similar official for any Loan Party or for a substantial part of its assets, and in any such case, such  proceeding or petition shall remain undismissed for a period of 60 days or an order or decree approving or  ordering any of the foregoing shall be entered; or

                        (i)         any Loan Party shall become unable to pay, shall admit in writing its inability to pay, or shall fail to pay, its debts as they become due; or

                        (j)         a Change in Control shall occur or exist; or

                        (k)        any Loan Document shall cease to be in full force and effect or the validity or enforceability thereof is disaffirmed by or on behalf of  any Loan Party, or at any time it is or becomes unlawful for any Loan Party to perform or comply with its obligations under any Loan Document to which it is a party, or the obligations of a Loan Party under any Loan  Document to which it is a party are not, or cease to be, legal, valid and binding on such Person, THEN, and in every such event (other than an event with respect to a Loan Party  described in clause (g) or (h) of this Section) and at any time thereafter during the continuance of such event, the Lender may, by notice to the Borrower, take any or all of the following actions, at the same or different times:   (i) terminate the Commitment; (ii) declare the principal of and any accrued interest on the Revolving Loans, and all other Obligations owing hereunder, to be, whereupon the same shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower and (iii) exercise all remedies contained in any other Loan Document; and  that, if an Event of Default specified in either clause (g) or (h)  shall occur, the Commitment  shall automatically terminate and the principal of the Revolving Loans then outstanding, together with accrued interest thereon, and  all fees, and all other Obligations,  shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower.

                                                                  ARTICLE VII

                                                              MISCELLANEOUS

            Section 7.1.     Notices.

            (a)        Except in the case of notices and other communications expressly permitted to be given by telephone, all notices and other communications to any party herein to be effective shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

To the Borrower:                       Outback Steakhouse Japan KK

                                                C/O Outback International Steakhouse, L. P.

                                                C/O OSI International, Inc., as General Partner

                                                3355 Lenox Road, Suite 600

                                                Atlanta, Georgia 30326

                                                Attention: Greg L. Walther, Chief Financial Officer

                                                Telecopy Number: (404) 231-2167

                                                Telephone Number: (404) 231-4329

                        To the Lender:                          SunTrust Bank

                                                                        Corporate and Investment Banking, Suite 1850

                                                                        410 East Jackson Street

                                                                        Tampa, Florida 33602

                                                                        Attention: Don Campisano

                                                                        Telecopy Number: (813) 224-2833

                                                                        Telephone Number: (813) 224-2397

            Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto.  All such notices and other communications shall, when transmitted by overnight delivery, or faxed, be effective when delivered for overnight (next-day) delivery, or transmitted in legible form by facsimile machine, respectively, or if mailed, upon the third Business Day after the date deposited into the mails or if delivered, upon delivery; provided, that notices delivered  to the Lender shall not be effective until actually received by the Lender at its address specified in this Section 7.1.

                        (b)        Any agreement of the Lender herein to receive certain notices by telephone or facsimile is solely for the convenience and at the request of the Borrower.  The Lender shall be entitled to rely on the authority of any Person purporting to be a Person authorized by the Borrower to give such notices and the Lender shall not have any liability to the Borrower or other Person on account of any action taken or not taken by the Lender in reliance upon such telephonic or facsimile notice.  The obligation of the Borrower to repay the Revolving Loans and all other Obligations hereunder shall not be affected in any way or to any extent by any failure of the Lender to receive written confirmation of any telephonic or facsimile notice or the receipt by the Lender of a confirmation which is at variance with the terms understood by the Lender to be contained in any such telephonic or facsimile notice.

                        Section 7.2.     Waiver; Amendments.

                        (a)        No failure or delay by the Lender in exercising any right or power hereunder or any other Loan Document, and no course of dealing between the Borrower and the Lender, shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power or any abandonment or  discontinuance of steps to enforce such right or power, preclude any other or further exercise thereof or the exercise of any other right or power hereunder or thereunder.  The rights and remedies of the Lender hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies provided by law. No waiver of any provision of this Agreement or any other Loan Document or consent to any departure by the Borrower therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making or continuation of a Revolving Loan or the issuance or extension of any Letter of Credit shall not be construed as a waiver of any Default or Event of Default, regardless of whether the Lender may have had notice or knowledge of such Default or Event of Default at the time.

                        (b)        No amendment or waiver of any provision of this Agreement or the other Loan Documents, nor consent to any departure by the Borrower therefrom, shall in any event be effective unless the same shall be in writing and signed by the Borrower and the Lender and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

Section 7.3.     Expenses; Indemnification.

                        (a)        The Borrower shall pay (i) all reasonable, out-of-pocket costs and expenses of the Lender (including, without limitation, the reasonable fees, charges and disbursements of outside counsel and the allocated cost of inside counsel) in connection with the preparation and administration of the Loan Documents and any amendments, modifications or waivers thereof (whether or not the transactions contemplated in this Agreement or any other Loan Document shall be consummated), and (ii) all out-of-pocket costs and expenses (including, without limitation, the reasonable fees, charges and disbursements of outside counsel and the allocated cost of inside counsel) incurred by the Lender in connection with the enforcement or protection of its rights in connection with this Agreement, including its rights under this Section, or in connection with the Revolving Loans made or any Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

                         (b)       The Borrower shall indemnify the Lender and all directors, officers, employees, affiliates and agents of the Lender (each, an "Indemnitee") against, and hold each of them harmless from, any and all costs, losses, liabilities, claims, damages and related expenses, including the fees, charges and disbursements of any counsel for any Indemnitee, which may be incurred by or asserted against any Indemnitee arising out of, in connection with or as a result of (i) the execution or delivery of any this Agreement or any other agreement or instrument contemplated hereby, the performance by the parties hereto of their respective obligations hereunder or the consummation  of any of the transactions contemplated hereby, (ii) any Revolving Loan or Letter of Credit or any actual or proposed use of the proceeds therefrom (including any refusal by the Lender to honor a demand for payment under a Letter of

Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), or (iii) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort, or any other theory  and regardless of whether any Indemnitee is a party thereto; provided,   that the Borrower shall not be obligated to indemnify any Indemnitee for any of the foregoing arising out of such Indemnitee's gross negligence or willful misconduct as determined by a court of competent jurisdiction in a final and nonappealable judgment.

                         (c)       The Borrower shall pay, and hold the Lender harmless from and against,  any and all present and future stamp, documentary, and other similar taxes with respect to this Agreement and any other Loan Documents, any collateral described therein, or any payments due thereunder, and save the Lender harmless from and against any and all liabilities with respect to or resulting from any delay or omission to pay such taxes.

                        (d)        To the extent permitted by applicable law, the Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to actual or direct damages) arising out of, in connection with or as a result of, this Agreement or any agreement or instrument contemplated hereby, the transactions contemplated therein, any Loan or the Letter of Credit  or the use of proceeds thereof.

                        (e)        All amounts due under this Section shall be payable promptly after written demand therefor.

Section 7.4.     Successors and Assigns.

(a)        The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, except that the Borrower may not assign or transfer any of its rights hereunder without the prior written consent of the Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void).

(b)        The Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement and the other Loan Documents (including all or a portion of its Commitment and the Revolving Loans and LC Exposure at the time owing to it); provided, that the Borrower must give its prior written consent (which consent shall not be unreasonably withheld or delayed) to any assignment, except an assignment to an affiliate of the Lender or during the occurrence and continuation of a Default or an Event of Default. Upon the execution and delivery of an assignment agreement by the Lender and such assignee and payment by such assignee of an amount equal to the purchase price agreed between the Lender and such assignee, such assignee shall become a party to this Agreement and the other Loan Documents and shall have the rights and obligations of a Lender under this Agreement, and the Lender shall be released from its obligations hereunder to a corresponding extent.  Upon the consummation of any such assignment hereunder, the Lender, the assignee and the Borrower shall make appropriate arrangements to have new Revolving Credit Notes issued to reflect such assignment.

(c)        The Lender may at any time, without the consent of the Borrower, sell participations to one or more banks or other entities (a "Participant") in all or a portion of the Lender's rights and obligations under this Agreement provided, that (i) the Lender's obligations under this Agreement shall remain unchanged, (ii) the Lender shall remain solely responsible to the other parties hereto for the performance of its obligations hereunder, and (iii) the Borrower shall continue to deal solely and directly with the Lender in connection with the Lender's rights and obligations under this Agreement and the other Loan Documents.

  (d)       The Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement and the Notes to secure its obligations to a Federal Reserve Bank without complying with this Section; provided, that no such pledge or assignment shall release the Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

            Section 7.5.                Governing Law; Jurisdiction; Consent to Service of Process.

                        (a)        This Agreement and the other Loan Documents shall be construed in accordance with and be governed by the law (without giving effect to the conflict of law principles thereof) of the State of Georgia.

                        (b)        The Borrower hereby irrevocably and unconditionally submits, for itself and its property, to the non-exclusive jurisdiction of the United States District Court of the Northern District of Georgia, and of any state court of the State of Georgia located in Fulton Countyand any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or any other Loan Document or the transactions contemplated hereby or thereby, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such Georgia state court or, to the extent permitted by applicable law, such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or any other Loan Document shall affect any right that the Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against the Borrower or its properties in the courts of any jurisdiction.

                        (c)        The Borrower irrevocably and unconditionally waives any objection which it may now or hereafter have to the laying of venue of any such suit, action or proceeding described in paragraph (b) of this Section and brought in any court referred to in paragraph (b) of this Section. Each of the parties hereto irrevocably waives, to the fullest extent permitted by applicable law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

                        (d)        Each party to this Agreement irrevocably consents to the service of process in the manner provided for notices in Section 7.1.  Nothing in this Agreement or in any other Loan Document will affect the right of any party hereto to serve process in any other manner permitted by law.

                        Section 7.6.     WAIVER OF JURY TRIAL.  EACH PARTY HERETO IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF

LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

            Section 7.7.     Counterparts; Integration.  This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts (including by telecopy), and all of said counterparts taken together shall be deemed to constitute one and the same instrument. This Agreement, the other Loan Documents, and any separate letter agreement(s) relating to any fees payable to the Lender constitute the entire agreement among the parties hereto and thereto regarding the subject matters hereof and thereof and supersede all prior agreements and understandings, oral or written, regarding such subject matters.

            Section 7.8.     Severability.  Any provision of this Agreement or any other Loan Document held to be illegal, invalid or unenforceable in any jurisdiction, shall, as to such jurisdiction, be ineffective to the extent of such illegality, invalidity or unenforceability without affecting the legality, validity or enforceability of  the remaining provisions hereof or thereof; and the illegality, invalidity or unenforceability of a particular provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

            IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officer as of the day and year first above written.

                                                            OUTBACK STEAKHOUSE JAPAN, KK

                                                            By___________________________

     Name:

      Title:

                                                            SUNTRUST BANK

                                                            By___________________________________

                                                            Name:

                                                            Title:

Schedule I

Existing Letters of Credit

Schedule I

EXHIBIT A

REVOLVING CREDIT NOTE

$10,000,000.00

   Atlanta, Georgia

                                                                                                                                December__, 2003

            FOR VALUE RECEIVED, the undersigned, OUTBACK STEAKHOUSE  JAPAN, KK, a Japanese company (the “Borrower”), hereby promises to pay to SunTrust Bank (the “Lender”) or its registered assigns at its principal office or any other office that the Lender designates, on the Commitment Termination Date (as defined in the Revolving Credit Agreement dated as of December __, 2003 (as the same may be amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among  the Borrower and  the Lender, the lesser of the principal sum of the Dollar Equivalent of TEN MILLION AND NO/100 DOLLARS ($10,000,000.00) and the aggregate unpaid principal amount of all Revolving Loans made by the Lender to the Borrower pursuant to the Credit Agreement, in immediately available funds in the same currency (either Dollars or an Alternative Currency) in which each Revolving Loan is made, and to pay interest from the date hereof on the principal amount thereof from time to time outstanding, in like funds and like currency, at said office, at the rate or rates per annum and payable on such dates as provided in the Credit Agreement.  In addition, should legal action or an attorney-at-law be utilized to collect any amount due hereunder, the Borrower further promises to pay all costs of collection, including the reasonable attorneys’ fees of the Lender.

            The Borrower promises to pay interest, on demand, on any overdue principal and, to the extent permitted by law, overdue interest from their due dates at a rate or rates provided in the Credit Agreement.

            All borrowings evidenced by this Revolving Credit Note and all payments and prepayments of the principal hereof and the date thereof shall be endorsed by the holder hereof on the schedule attached hereto and made a part hereof or on a continuation thereof which shall be attached hereto and made a part hereof, or otherwise recorded by such holder in its internal records; provided, that the failure of the holder hereof to make such a notation or any error in such notation shall not affect the obligations of the Borrower to make the payments of principal and interest in accordance with the terms of this Revolving Credit Note and the Credit Agreement.

            This Revolving Credit Note is issued in connection with, and is entitled to the benefits of, the Credit Agreement which, among other things, contains provisions for the acceleration of the maturity hereof upon the happening of certain events, for prepayment of the principal hereof prior to the maturity hereof and for the amendment or waiver of certain provisions of the Credit Agreement, all upon the terms and conditions therein specified. This Revolving Credit Note is guaranteed by Outback Steakhouse, Inc., Outback Steakhouse International, Inc. and Outback Steakhouse International, L.P. pursuant to that certain Guaranty Agreement dated as of December __, 2003.

Exhibit A-1

THIS REVOLVING CREDIT NOTE SHALL BE CONSTRUED IN ACCORDANCE WITH AND

GOVERNED BY THE LAWS OF THE STATE OF GEORGIA AND ANY APPLICABLE LAWS OF THE UNITED STATES OF AMERICA.

                                                                                                                                                                        OUTBACK STEAKHOUSE JAPAN, KK

                                                                                                                                                                        By ________________________________

                                                                                            Name:

                                                                                            Title:

Exhibit A-2

LOANS AND PAYMENTS

Date

Amount and

Type of Loan

Payments of

Principal

Unpaid Principal Balance of

Note

Name of Person Making

Notation

Exhibit A-3

EXHIBIT 2.2

FORM OF NOTICE OF BORROWING

[Date]

SunTrust Bank

Corporate and Investment Banking, Suite 1850

400 East Jackson Street

Tampa, Florida  33602

Attention:

Dear Sirs:

            Reference is made to the Revolving Credit Agreement dated as of December __, 2003 (as amended and in effect on the date hereof, the “Credit Agreement”), between Outback Steakhouse Japan, KK and SunTrust Bank.  Terms defined in the Credit Agreement are used herein with the same meanings.  This notice constitutes a Notice of Borrowing, and the Borrower hereby requests a Revolving Loan under the Credit Agreement, and in that connection the Borrower specifies the following information with respect to the Revolving Loan requested hereby:

            (A)       Principal amount and currency of Revolving Loan:

            (B)       Date of Revolving Loan  (which is a Business Day):

            (C)       Interest Period:

(D)       Location and number of Borrower’s account to which proceeds of Revolving Loan are to be disbursed:

               EXHIBIT 2.2

The Borrower hereby represents and warrants that the conditions specified in paragraphs (a) and (b) of Section 3.2 of the Credit Agreement are satisfied and that the Dollar Equivalent amount of all Revolving Loans (after taking into account the amount of the Revolving Loan subject to this Notice of Borrower) plus the Dollar Equivalent of the outstanding LC Exposure does not exceed the Commitment.  This Notice of Borrowing is being issued in accordance with Section 2.2 of the Credit Agreement.

                                                                        Very truly yours,

                                                                        OUTBACK STEAKHOUSE INTERNATIONAL, L.P.

                                                                        By: OSI INTERNATIONAL, INC.,

as General Partner

                                                                        By:

                                                                              Name:

                                                                              Title:

Exhibit 2.2

EXHIBIT 2.3

FORM OF NOTICE OF CONTINUATION

[Date]

SunTrust Bank

Corporate and Investment Banking, Suite 1850

410 East Jackson Street

Tampa, Florida  33602

Attention:

Dear Sirs:

            Reference is made to the Revolving Credit Agreement dated as of December __, 2003 (as amended and in effect on the date hereof, the “Credit Agreement”), between Outback Steakhouse Japan, KK, as Borrower, and SunTrust Bank, as Lender. Terms defined in the Credit Agreement are used herein with the same meanings. This notice constitutes a Notice of Continuation and the Borrower hereby requests the continuation of a Revolving Loan under the Credit Agreement, and in that connection the Borrower specifies the following information with respect to the Revolving Loan to be continued as requested hereby:

            (A)       Loan to which this request applies:

            (B)       Principal amount and currency of Revolving Loan to be

continued:

            (C)       Effective date of election (which is a Business Day):

            (D)       Interest Period of resulting Loan:

            This Notice of Continuation is being issued in accordance with Section 2.3 of the Credit Agreement.

                                                                        Very truly yours,

                                                            OUTBACK STEAKHOUSE INTERNATIONAL, L.P.

                                                            By: OSI INTERNATIONAL, INC.,

                                                            As General Partner

                                                                        By:

                                                                              Name:

                                                                              Title:

Exhibit 2.3

EXHIBIT B

            GUARANTY AGREEMENT dated as December__, 2003 (this “Guaranty Agreement”) among OUTBACK STEAKHOUSE, INC., a Delaware corporation (the “Parent”), OUTBACK STEAKHOUSE INTERNATIONAL L. P., a Georgia limited partnership, and OUTBACK STEAKHOUSE INTERNATIONAL, INC., a Florida corporation (each, a “Guarantor” and collectively, the “Guarantors”) and SUNTRUST BANK, a Georgia banking corporation (the “Lender”)

                        Reference is made to the Revolving Credit Agreement dated as of December __, 2003 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), between Outback Steakhouse Japan, KK (the “Borrower”) and the Lender.  Capitalized terms used herein and not defined herein shall have the meanings assigned to such terms in the Credit Agreement.

                        The Lender has agreed to make Revolving Loans to, and issue Letters of Credit for the account of, the Borrower, pursuant to, and upon the terms and subject to the conditions specified in, the Credit Agreement.  The Borrower is an indirect wholly-owned Subsidiary of the Parent and a direct wholly-owned Subsidiary of Outback Steakhouse International, L. P., one of the Guarantors, and an indirect Subsidiary of Outback Steakhouse International, Inc.. The Borrower and the Guarantors constitute a consolidated group of companies, and the Guarantors acknowledge that they will derive substantial benefit from the making of the Revolving Loans and the issuance of the Letters of Credit by the Lender to the Borrower.  The obligations of the Lender to make Revolving Loans and to issue Letters of Credit are conditioned on, among other things, the execution and delivery by the Guarantors of this Guaranty Agreement. As consideration therefor and in order to induce the Lender to make Revolving Loans and to issue Letters of Credit, the Guarantors are willing to execute this Guaranty Agreement.

                        Accordingly, the parties hereto agree as follows:

                        SECTION 1.  Guarantee.  Each Guarantor unconditionally guarantees, jointly with the other Guarantors and severally, as a primary obligor and not merely as a surety, (a) the due and punctual payment of all Obligations, including without limitation (i) the principal of and premium, if any, and interest (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) on the Revolving Loans, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise, (ii) each payment required to be made by the Borrower under the Credit Agreement in respect of any Letter of Credit, when and as due, including payments in respect of reimbursement or disbursements, interest thereon and obligations to provide cash collateral, and (iii) all other monetary obligations, including fees, costs, expenses and indemnities, whether primary, secondary, direct, contingent, fixed or otherwise (including monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), of the Borrower to the Lender under the Credit Agreement, (b) the due and punctual performance of all covenants, agreements, obligations and liabilities of the Borrower under or pursuant to the Credit Agreement; and (c) the due and punctual payment and performance of all obligations of the Borrower, monetary or otherwise, under each Hedging Agreement entered into with the Lender or an affiliate of the Lender (all the monetary and other obligations referred to in the preceding clauses (a) through (c) being collectively called the "Guaranteed Obligations”).  Each Guarantor further agrees that the Guaranteed Obligations may be extended or renewed, in whole or in part, without notice to or further assent from it, and that it will remain bound upon its guarantee notwithstanding any extension or renewal of any Guaranteed Obligation.

                        SECTION 2.  Obligations Not Waived.  To the fullest extent permitted by applicable law, each Guarantor waives presentment to, demand of payment from and protest to the Borrower of any of the Guaranteed Obligations, and also waives notice of acceptance of its guarantee and notice of protest for nonpayment.  To the fullest extent permitted by applicable law, the obligations of each Guarantor hereunder shall not be affected by (a) the failure of the Lender to assert any claim or demand or to enforce or exercise any right or remedy against the Borrower or any other Guarantor under the provisions of the Credit Agreement, any other Loan Document or otherwise, (b) any rescission, waiver, amendment or modification of, or any release from any of the terms or provisions of, this Guaranty Agreement, any other Loan Document, or any other agreement, including with respect to any other Guarantor under this Guaranty Agreement, or (c) the failure to perfect any security interest in, or the release of, any collateral  held by or on behalf of the Lender.

                        SECTION 3.  Security.  Each of the Guarantors authorizes the Lender to (a) take and hold collateral for payment of this Guaranty Agreement and the Guaranteed Obligations and exchange, enforce, waive and release any such collateral, (b) apply such collateral and direct the order or manner of sale thereof as they in their sole discretion may determine and (c) release or substitute any one or more endorsees, other guarantors of other obligors.

                        SECTION 4.   Guarantee of Payment.  Each Guarantor agrees that its guarantee constitutes a guarantee of payment when due and not of collection, and waives any right to require that any resort be had by the Lender to the collateral (if any) held for payment of the Guaranteed Obligations or to any balance of any deposit account or credit on the books of the Lender in favor of the Borrower or any other person.

                        SECTION 5.  No Discharge or Diminishment of Guarantee.  The obligations of each Guarantor hereunder shall not be subject to any reduction, limitation, impairment or termination for any reason (other than the indefeasible payment in full in cash of the Guaranteed Obligations), including any claim of waiver, release, surrender, alteration or compromise of any of the Guaranteed Obligations, and shall not be subject to any defense or setoff, counterclaim, recoupment or termination whatsoever by reason of the invalidity, illegality or unenforceability of the Guaranteed Obligations or otherwise.  Without limiting the generality of the foregoing, the obligations of each Guarantor hereunder shall not be discharged or impaired or otherwise affected by the failure of the Lender to assert any claim or demand or to enforce any remedy under the Credit Agreement, any other Loan Document or any other agreement, by any waiver or modification of any provision of any thereof, by any default, failure or delay, willful or otherwise, in the performance of the Guaranteed Obligations, or by any other act or omission that may or might in any manner or to the extent vary the risk of any Guarantor or that would otherwise operate as a discharge of any Guarantor as a matter of law or equity (other than the indefeasible payment in full in cash of all the Guaranteed Obligations).

                        SECTION 6.  Defenses of Borrower Waived.   To the fullest extent permitted by applicable law, each Guarantor waives any defense based on or arising out of any defense of the Borrower or the unenforceability of the Guaranteed Obligations or any part thereof from any cause, or the cessation from any cause of the liability of the Borrower, other than the final and indefeasible payment in full in cash of the Guaranteed Obligations.  The Lender may, at its election, foreclose on any collateral held by it by one or more judicial or nonjudicial sales, accept an assignment of any such collateral in lieu of foreclosure, compromise or adjust any part of the Guaranteed Obligations, make any other accommodation with the Borrower or any other guarantor, without affecting or impairing in any way the liability of any Guarantor hereunder except to the extent the Guaranteed Obligations have been fully, finally and indefeasibly paid in cash.  Pursuant to applicable law, each Guarantor waives any defense arising out of any such election even though such election operates, pursuant to applicable law, to impair or to extinguish any right of reimbursement or subrogation or other right or remedy of such Guarantor against the Borrower or any other Guarantor or any collateral.

                        SECTION 7.  Agreement to Pay.  In furtherance of the foregoing and not in limitation of any other right that the Lender has at law or in equity against any Guarantor by virtue hereof, upon the failure of the Borrower to pay any Guaranteed Obligation when and as the same shall become due, whether at maturity, by acceleration, after notice of prepayment or otherwise, each Guarantor hereby promises to and will forthwith pay, or cause to be paid, to the Lender in cash the amount of such unpaid Guaranteed Obligation. Upon payment by any Guarantor of any sums to the Lender, all rights of such Guarantor against the Borrower arising as a result thereof by way of right of subrogation, contribution, reimbursement, indemnity or otherwise shall in all respects be subordinate and junior in right of payment to the prior indefeasible payment in full in cash of all the Guaranteed Obligations.

                        SECTION 8.    Information.  Each Guarantor assumes all responsibility for being and keeping itself informed of the Borrower’s financial condition and assets, and of all other circumstances bearing upon the risk of nonpayment of the Guaranteed Obligations and the nature, scope and extent of the risks that such Guarantor assumes and incurs hereunder, and agrees that the Lender will not have any duty to advise it or any of the other Guarantors of information known to it regarding such circumstances or risks.

SECTION 9.     Indemnity and Subrogation.  In addition to all such rights of indemnity and subrogation as the Guarantors may have under applicable law (but subject to Section 6), the Borrower agrees that (a) in the event a payment shall be made by any Guarantor under this Guaranty Agreement, the Borrower shall indemnify such Guarantor for the full amount of such payment, and such Guarantor shall be subrogated to the rights of the person to whom such payment shall have been made to the extent of such payment, and (b) in the event any assets of any Guarantor shall be sold to satisfy a claim of the Lender under this Guaranty Agreement, the Borrower shall indemnify such Guarantor in an amount equal to the greater of the book value or the fair market value of the assets so sold.

SECTION 10.   Contribution and Subrogation.  Each Guarantor (a “Contributing Guarantor”) agrees (subject to Section 6) that, in the event a payment shall be made by any other Guarantor under this Guaranty Agreement or assets of any other Guarantor shall be sold to satisfy a claim of the Lender and such other Guarantor (the “Claiming Guarantor”) shall not have been fully indemnified by the Borrower as provided in Section 9, the Contributing Guarantor shall indemnify the Claiming Guarantor in an amount equal to the amount of such payment or the greater of the book value or the fair market value of such assets, as the case may be, in each case multiplied by a fraction of which the numerator shall be the net worth of the Contributing Guarantor on the date hereof and the denominator shall be the aggregate net worth of all the Guarantors on the date hereof (or, in the case of any Guarantor becoming a party hereto pursuant to Section 26, the date of the Supplement hereto executed and delivered by such Guarantor).  Any Contributing Guarantor making any payment to a Claiming Guarantor pursuant to this Section 10 shall be subrogated to the rights of such Claiming Guarantor under Section 9 to the extent of such payment.

SECTION 11.   Subordination.  Notwithstanding any provision of this Guaranty Agreement to the contrary, all rights of the Guarantors under Section 9 and Section 10 and all other rights of indemnity, contribution or subrogation under applicable law or otherwise shall be fully subordinated to the indefeasible payment in full in cash of the Guaranteed Obligations.  No failure on the part of the Borrower or any Guarantor to make the payments required under applicable law or otherwise shall in any respect limit the obligationsand liabilities of any Guarantor with respect to its obligations hereunder, and each Guarantor shall remain liable for the full amount of the obligations of such Guarantor hereunder.

SECTION12.  Representations and Warranties. The Parent represents and warrants to the Lender as follows:

                        (a)  Each Guarantor (i) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (ii) has all requisite organizational power and authority to carry on its business as now conducted, and (iii) is duly qualified to do business, and is in good standing, in each jurisdiction where its ownership of property or the conduct of its business requires such qualification, except where the failure to be so qualified would not have a Material Adverse Effect.

                        (b)  No consent, approval or authorization of, or registration or filing with, any Person (including without limitation any Governmental Authority) is required in connection with the execution, delivery or performance by any Guarantor of the Guaranty Agreement, or the validity or enforceability against any Guarantor of the Guaranty Agreement or any the transactions contemplated hereby, other than such consents, authorizations or filings which have been made or obtained.

                        (c) The execution, delivery and performance by each Guarantor of the Guaranty Agreement do not (i) violate any provision of the organizational documents of such Guarantor, (ii) cause or result in a breach of or constitute a default under any material written agreement to which, to my knowledge, such Guarantor is a party or by which, to my knowledge, such Guarantor or its assets are bound, or (iii) violate any provision of any applicable United States federal or statestatute, law, rule or regulation or any order, writ, judgment, decree, determination or award of any court or other Governmental Authority by which, to my knowledge, any Guarantor or any of its assets are bound.

            (d)The Guaranty Agreement has been duly authorized by all requisite corporate or other organization action of each Guarantor and, if necessary, its shareholders, has been duly executed and delivered by each Guarantor andconstitutes a valid and binding obligation of each Guarantor, enforceable against each Guarantor in accordance with its terms.

            (e)  No litigation, investigation or proceeding by or before any Governmental Authority is pending or threatened by or against any Guarantor or against any of its properties or revenues, existing or future (i) with respect to the Guaranty Agreement or any of the transactions contemplated hereby, or (ii) which, if adversely determined, would reasonably be expected to have a Material Adverse Effect (as defined in the Parent Credit Agreement).

                        (f) The execution, delivery and performance by the Parent of this Guaranty Agreement will not violate or result in a default under the Parent Credit Agreement.

            (g)Since December 31, 1998 there has been no event, act, condition or occurrence having a Material Adverse Effect (as defined in the Parent Credit Agreement).

SECTION 13.   Covenants Incorporated by Reference.  (a) So long as any of the

Guaranteed Obligations remains unpaid or unsatisfied, the Parent hereby covenants and agrees that it shall, and shall cause the other Guarantors to, comply with all covenants and agreements applicable to them contained in Articles V (Affirmative Covenants) and VI (Negative Covenants) of the Parent Credit Agreement, which covenants and agreements (together with all relevant definitions) are hereby incorporated by reference into this Guaranty Agreement. References to “Borrower” and “Banks” or  “Bank” in such covenants shall refer to the Parent and the Lender, respectively. Waivers and/or amendments of such covenants and agreements by the “Banks” or “Required Banks” under the Parent Credit Agreement shall not operate to amend or waive such covenants and agreements as incorporated by reference herein unless the Lender, as a “Bank” in the Parent Credit Agreement, has agreed to any such waiver and/or amendment, in which case such waiver and/or amendment shall be automatically incorporated herein by reference.  Such covenants and agreements shall survive any termination, cancellation, discharge or replacement of the Parent Credit Agreement, and if this Guaranty Agreement remains outstanding after the Parent Credit Agreement has been cancelled or otherwise terminated or if the Lender is no longer a party thereto for any reason, the Parent shall, upon the request of the Lender, enter into an amendment to this Guaranty Agreement to add such covenants (with any amendments thereto that the Lender deems necessary and which are agreed upon by the Parent) to this Guaranty Agreement.

(b) To the extent the Lender receives documents (including financial statements) and certificates under the Parent Credit Agreement, such documents and certificates shall be deemed delivered under this Guaranty Agreement.

                        SECTION 14.  Termination.  The guarantees made hereunder (a) shall terminate when all the Guaranteed Obligations have been paid in full in cash and the Lender has no further commitment to lend under the Credit Agreement, the LC Exposure has been reduced to zero and the Lender has no further obligation to issue Letters of Credit under the Credit Agreement and (b) shall continue to be effective or be reinstated, as the case may be, if at any time payment, or any part thereof, of any Guaranteed Obligation is rescinded or must otherwise be restored by the Lender or any Guarantor upon the bankruptcy or reorganization of the Borrower, any Guarantor or otherwise.  In connection with the foregoing, the Lender shall execute and deliver to the Parent, as agent for all Guarantors, at the Parent’s expense, any documents or instruments which the Parent shall reasonably request from time to time to evidence such termination and release.

                        SECTION 15.  Binding Effect; Several Agreement; Assignments.  Whenever in this Guaranty Agreement any of the parties hereto is referred to, such reference shall be deemed to include the successors and assigns of such party; and all covenants, promises and agreements by or on behalf of the Guarantors that are contained in this Guaranty Agreement shall bind and inure to the benefit of each party hereto and their respective successors and assigns.  This Guaranty Agreement shall become effective as to any Guarantor when a counterpart hereof executed on behalf of such Guarantor shall have been delivered to the Lender, and a counterpart hereof shall have been executed on behalf of the Lender, and thereafter shall be binding upon such Guarantor and the Lender and their respective successors and assigns, and shall inure to the benefit of such Guarantor, the Lender and the Lenders, and their respective successors and assigns, except that no Guarantor shall have the right to assign its rights or obligations hereunder or any interest herein (and any such attempted assignment shall be void). This Guaranty Agreement shall be construed as a separate agreement with respect to each Guarantor and may be amended, modified, supplemented, waived or released with respect to any Guarantor without the approval of any other Guarantor and without affecting the obligations of any other Guarantor hereunder.

                        SECTION 16.  Waivers; Amendment. (a) No failure or delay of the Lender of any kind in exercising any power or right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power.  The rights and remedies of the Lender hereunder and under any of the other Loan Documents are cumulative and are not exclusive of any other rights or remedies that the Lender would otherwise have.  No waiver of any provision of this Guaranty Agreement or consent to any departure by any Guarantor therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) below, and then such waiver and consent shall be effective only in the specific instance and for the purpose for which given.  No notice or demand on any Guarantor in any case shall entitle such Guarantor to any other or further notice in similar or other circumstances.

                        (b)  Neither this Guaranty Agreement nor any provision hereof may be waived, amended or modified except pursuant to a written agreement entered into between the Guarantor or Guarantors with respect to which such waiver, amendment or modification relates and the Lender.

                        SECTION 17.  Governing Law.  THIS GUARANTY AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF GEORGIA.

                        SECTION 18.  Notices.  All communications and notices hereunder shall be in writing and given as provided in Section 7.1 of the Credit Agreement.  All communications and notices hereunder to the Guarantors shall be given to the Parent, as the representative of all Guarantors, at the following address:

                                                Outback Steakhouse, Inc.

                                                2202 North Westshore Blvd., 5th Floor

                                                Tampa, Florida 33607

Attention:    Joseph J. Kadow, Vice President,

                  General Counsel &   Secretary

                                                Telephone Number: (813) 282-1225

                                                Telecopy Number: (813) 281-2114

                        SECTION 19. Survival of Agreement; Severability. (a)  All covenants, agreements representations and warranties made by the Guarantors herein and in the certificates or other instruments prepared or delivered in connection with or pursuant to this Guaranty Agreement or the other Loan Document shall be considered to have been relied upon by the Lender and shall survive the making by the Lender of the Revolving Loans and the issuance of the Letters of Credit by the Lender regardless of any investigation made by any of them or on their behalf, and shall continue in full force and effect as long as the principal of or any accrued interest on any Revolving Loan or any other fee or amount payable under this Guaranty Agreement or any other Loan Document is outstanding and unpaid or the LC Exposure does not equal zero and as long as the Commitment has not been terminated.

                        (b)  In the event one or more of the provisions contained in this Guaranty Agreement or in any other Loan Document should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby (it being understood that the invalidity of a particular provision in a particular jurisdiction shall not in and of itself affect the validity of such provision in any other jurisdiction).  The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

                        SECTION 20.  Counterparts.  This Guaranty Agreement may be executed in counterparts, each of which shall constitute an original, but all of which when taken together shall constitute a single contract (subject to Section 15), and shall become effective as provided in Section 15.  Delivery of an executed signature page to this Guaranty Agreement by facsimile transmission shall be as effective as delivery of a manually executed counterpart of this Guaranty Agreement.

                        SECTION 21.  Rules of Interpretation. The rules of interpretation specified in Section 1.2 of the Credit Agreement shall be applicable to this Guaranty Agreement.

                        SECTION 22.  Jurisdiction; Consent to Service of Process.  (a) Each Guarantor hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of any Georgia State court or Federal court of the United States of America sitting in Atlanta, Georgia, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Guaranty Agreement or the other Loan Documents, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such Georgia State court or, to the extent permitted by law, in such Federal court.  Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  Nothing in this Guaranty Agreement shall affect any right that the Lender may otherwise have to bring any action or proceeding relating to this Guaranty Agreement or the other Loan Documents against any Guarantor or its properties in the courts of any jurisdiction.

                        (b)  Each Guarantor hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Guaranty Agreement or the other Loan Documents in any Georgia State or Federal court.  Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

                        (c)  Each party to this Guaranty Agreement irrevocably consents to service of process in the manner provided for notices in Section 18.  Nothing in this Guaranty Agreement will affect the right of any party to this Guaranty Agreement to serve process in any other manner permitted by law.

                        SECTION 23.  Waiver of Jury Trial.  EACH PARTY HERETO HERBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS GUARANTY AGREEMENT OR THE OTHER LOAN DOCUMENTS.  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS GUARANTY AGREEMENT AND THE OTHER LOAN DOCUMENTS, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 23.

                        SECTION 24.  Right of Setoff.  If an Event of Default shall have occurred and be continuing, each Lender is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other Indebtedness at any time owing by such Lender to or for the credit or the account of any Guarantor against any or all the obligations of such Guarantor now or hereafter existing under this Guaranty Agreement and the other Loan Documents held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Guaranty Agreement or any other Loan Document and although such obligations may be unmatured. The rights of each Lender under this Section 24 are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.

                        SECTION 25.  Savings Clause.

(a) It is the intent of each Guarantor and the Lender that each Guarantor’s (other than the Parent, to which this Section does not apply) maximum obligations hereunder shall be, but not in excess of:

(i) in a case or proceeding commenced by or against any Guarantor (other than the Parent) under the provisions of Title 11 of the United States Code, 11 U.S.C. §§101 et seq. (the “Bankruptcy Code”) on or within one year from the date on which any of the Guaranteed Obligations are incurred, the maximum amount which would not otherwise cause the Guaranteed Obligations (or any other obligations of such Guarantor owed to the Lender) to be avoidable or unenforceable against such Guarantor under (i) Section 548 of the Bankruptcy Code or (ii) any state fraudulent transfer or fraudulent conveyance act or statute applied in such case or proceeding by virtue of Section 544 of the Bankruptcy Code; or

(ii)        in a case or proceeding commenced by or against any Guarantor (other than the Parent) under the Bankruptcy Code subsequent to one year from the date on which any of the Guaranteed Obligations are incurred, the maximum amount which would not otherwise cause the Guaranteed Obligations (or any other obligations of such Guarantor to the Lender) to be avoidable or unenforceable against such Guarantor under any state fraudulent transfer or fraudulent conveyance act or statute applied in any such case or proceeding by virtue of Section 544 of the Bankruptcy Code; or

(iii)       in a case or proceeding commenced by or against any Guarantor (other than the Parent) under any law, statute or regulation other than the Bankruptcy Code (including, without limitation, any other bankruptcy, reorganization, arrangement, moratorium, readjustment of debt, dissolution, liquidation or similar debtor relief laws), the maximum amount which would not otherwise cause the Guaranteed Obligations (or any other obligations of such Guarantor to the Lender) to be avoidable or unenforceable against such Guarantor under such law, statute or regulation including, without limitation, any state fraudulent transfer or fraudulent conveyance act or statute applied in any such case or proceeding.

The substantive laws under which the possible avoidance or unenforceability of the Guaranteed Obligations (or any other obligations of such Guarantor to the Lender) as may be determined in any case or proceeding shall hereinafter be referred to as the “Avoidance Provisions”.  To the extent set forth in Section 25(a) (i), (ii), and (iii), but only to the extent that the Guaranteed Obligations would otherwise be subject to avoidance or found unenforceable under the Avoidance Provisions, if any Guarantor (other than the Parent) is not deemed to have received valuable consideration, fair value or reasonably equivalent value for the Guaranteed Obligations, or if the

                                                     B-8

Guaranteed Obligations would render such Guarantor insolvent, or leave such Guarantor with an unreasonably small capital to conduct its business, or cause such Guarantor to have incurred debts (or to have intended to have incurred debts) beyond its ability to pay such debts as they mature, in each case as of the time any of the Guaranteed Obligations are deemed to have been incurred under the Avoidance Provisions and after giving effect to the contribution by such Guarantor, the maximum Guaranteed Obligations for which such Guarantor shall be liable hereunder shall be reduced to that amount which, after giving effect thereto, would not cause the Guaranteed Obligations (or any other obligations of such Guarantor to the Lender), as so reduced, to be subject to avoidance or unenforceability under the Avoidance Provisions.

This Section 25 is intended solely to preserve the rights of the Lender hereunder to the maximum extent that would not cause the Guaranteed Obligations of any Guarantor to be subject to avoidance or unenforceability under the Avoidance Provisions, and neither the Guarantors nor any other Person shall have any right or claim under this Section 25 as against the Lender that would not otherwise be available to such Person under the Avoidance Provisions.

                        IN WITNESS WHEREOF, the parties hereto have duly executed this Guaranty Agreement as of the day and year first above written.

                                                            OUTBACK STEAKHOUSE, INC.

                                                            By:

                                                                 Name:

                                                                 Title:

                                                            OUTBACK STEAKHOUSE INTERNATIONAL, L.P.

                                                            By:  OSI INTERNATIONAL, INC., its General Partner

                                                            By:

                                                                 Name:

                                                                  Title:

                                                            OUTBACK STEAKHOUSE INTERNATIONAL, INC.

                                                            By:

                                                                 Name:

                                                                 Title:

                                                            SUNTRUST BANK

                                                            By:

                                                                 Name:

                                                                 Title: